INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

BankEngine Technologies, Inc.

Toronto, Ontario

We have audited the accompanying consolidated balance sheets of BankEngine Technologies, Inc. and its subsidiaries as of August 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended August 31, 2002.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of BankEngine Technologies Inc. as of August 31, 2001 were audited by other auditors whose report, dated December 3, 2001, except for notes 1, 8, 10, and 13 which are as of December 27, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of BankEngine Technologies, Inc. and its subsidiaries as of August 31, 2002 and the results of their operations and their cash flows for the year ended August 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Wiener, Goodman & Company, P.C.

Eatontown New Jersey

November 22, 2002

To the Board of Directors and Stockholders of

BankEngine Technologies, Inc.

We have audited the accompanying revised consolidated balance sheets of BankEngine Technologies, Inc. (formerly Callmate Telecom International, Inc, successor to Webengine Technologies, Inc.), (incorporated in Florida) as of August 31, 2001 and 2000 and the related revised consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the years ended August 31, 2001 and 2000.  These revised consolidated financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these revised consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these revised consolidated financial statements referred to above fairly, in all material aspects, the revised consolidated financial position of BankEngine Technologies, Inc. as of August 31, 2001 and 2000 and the revised consolidated results of its operations and its cash flows for each of the years ended August 31, 2001 and 2000 in conformity with generally accepted accounting principles in the United States of America.

Schwartz Levitsky Feldman LLP

Chartered Accountants

Toronto, Ontario

December 3, 2001, except for notes 1, 8, 10, and 13

which are as of December 27, 2001

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

August 31,
2002	2001

ASSETS
Current Assets:
Cash and cash equivalents	$ 59,065	$ 256,370
Funds held in escrow	219,026	291,907
Accounts receivable	55,031	7,033
Prepaid expenses and sundry	11,556	5,614

Total Current Assets	344,678	560,924

Property, plant and equipment – net	63,926	12,223
Intangible assets (net of accumulated amortization of $5,514)	19,748	-

TOTAL ASSETS	$ 428,352	$ 573,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$ 441,932	$ 355,735
Income tax payable	48,123	50,000
Current portion of loan payable	14,783	-

Total Current Liabilities	504,838	405,735

Loans from stockholders	125,122	123,187
Loan payable – long term portion	33,134	-

Total Liabilities	663,094	528,922

Commitments and Contingencies

Stockholders’ Equity (Deficiency):
Common stock $0.001 par value – authorized 50,000,000 shares;
19,015,893 and 17,115,893 shares issued and outstanding, respectively	19,016	17,116
Additional paid-in-capital	452,390	431,190
Accumulated deficit	(691,002)	(391,755)
Accumulated other comprehensive loss	(15,046)	(12,326)
Treasury stock, 100,000 shares at cost	(2,500)	-

Total Stockholders’ Equity (Deficiency)	(234,642)	44,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$ 428,452	$ 573,147

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended August 31,
2002	2001

Revenue	$ 389,834	$ 121,423

Costs and Expenses:
Cost of sales	440,941	68,596
General and administrative expenses	246,061	235,268

Loss from operations	(297,168)	(182,441)

Other income (expense):
Interest income	7,172	-
Interest expense	(10,765)	-

Loss before minority interest	(300,761)	(182,441)

Minority interest in loss of consolidated subsidiary	(1,514)	-

Net (loss)	$ (299,247)	$ (182,441)

Net loss per common share – basic and diluted	$ (0.02)	$ (0.01)

Weighted average number of common shares
outstanding – basic and diluted	17,872,879	15,410,595

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Compre-hensive Income (loss)	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-In Capital	Retained Earnings	Cumulative Other Comp-rehensive Income (loss)	Total

Balance, September 1, 2000	-	12,000,000	$ 12,000	-	$ -	$ 200,849	$ (209,314)	$ 1,767	$ 5,302

Shares issued on aquisition	-	5,1155,893	5,116	-	-	230,341	-	-	235,457

Net income	$(182,441)	-	-	-	-	-	-	(182,441)	(182,441)

Foreign currency translation	(14,093)	-	-	-	-	-	-	(14,093)	(14,093)

Comprehensive loss	$(196,534)	-	-	-	-	-	-	-	-

Balance, August 31, 2001	-	17,115,893	17,116	-	-	431,190	(391,755)	(12,326)	44,225

Shares issued in exchange of Platinium Technologies	-	1,800,000	1,800	-	-	16,200	-	-	18,000

Shares issued inn exchange for services	-	100,000	100	-	-	2,400	-	-	2,500

Issuance of shares for services cancelled and shares reacquired by the Company and held as treasury stock	-	-	-	(100,000)	(2,500)	-	-	-	(2,500)

Options issued in exchange for services	-	-	-	-	-	5,000	-	-	5,000

Net loss	$(299,247)	-	-	-	-	-	(299,247)	-	(299,247)

Foreign currency translation	(2,720)	-	-	-	-	-	-	(2,720)	(2,720)

Comprehensive loss	$(301,967)	-	-	-	-	-	-	-	-

Balance, August 31, 2002	-	19,015,893	$ 19,016	(100,000)	$ (2,500)	$ 454,790	$ (691,002)	$ (15,046)	$(234,742)

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended August 31,
2002	2001

Cash flows from operating activities:
Net (loss)	$ (299,247)	$ (182,441)

Adjustments to reconcile net (loss) to cash provided by operating activities:
Depreciation and amortization	44,131	2,863
Settlement of accounts payable	73,456	-
Stock options exchanged for services	5,000	-
Minority interest	(1,514)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(48,158)	73,540
Decrease in funds held in escrow	67,841	303,006
Increase in pre-paid expenses and other assets	(5,945	(5,387)
Increase (decrease) in accounts payable	(2,646)	10,706
Decrease in deferred revenue	(14,704	-

Net Cash (Used in) Provided by Operating Activities	(181,786)	202,287

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(17,502)	(5,896)

Cash flows from financing activities:
Loan advances from stockholders	4,230	11,531
Repayment of loan payable	(4,920)	-

Net Cash (Used in) Provided by Financing Activities	(690)	11,531

Effect of change in foreign currency rate	2,673	(15,119)

Net (decrease) increase in cash	(197,305)	192,803

Cash - Beginning of year	256,370	63,567

Cash – End of year	$ 59,065	$ 256,370

Supplementary Information:
Cash paid during the year for:
Income taxes	$ -	$ -

Interest	$ 1,273	$ -

Details of acquisitions:
Fair value of assets acquired other than cash	$ 105,874	$ 601,457
Liabilities assumed	87,874	366,000

Common stock issued	$ 18,000	$ 235,457

Shares issued in exchange for services
Common shares issued	$ 2,500	$ -
Issuance cancelled and shares reaquired by the Company as treasury stock	(2,500)	-

$ -	$ -

See Notes to Consolidated Financial Statements

BANKENGINE TECCHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2002 and 2001

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Bankengine Technologies, Inc. (the "Company" or "BankEngine")  is a long distance telecommunications service provider through its 70% owned subsidiary, Platinum Telecommunications, Inc. The Company also is in the business of software development for its new software product, Critical Commerce Suite, to provide video streaming analysis tools and computer consulting, through its wholly owned subsidiaries, Critical Commerce Inc., a Delaware corporation, and Cyberstation Computers and Support, Inc. ("Cyberstation"), a company operating in Canada.  The operations of the Company are predominately in Canada, however, the financial statements are expressed in U.S. dollars.

BASIS OF PRESENTATION

On January 5, 2001, Callmate Telecom International, Inc. ("Callmate") acquired all of the issued and outstanding shares of common stock of WebEngine Technologies, Inc.(WebEngine) in exchange for 12,000,000 common shares of Callmate in a reverse acquisition. 9,200,000 common shares of Callmate held by previous shareholders of Callmate were cancelled in exchange for all of the shares of its subsidiaries which carry on the UK operations of Callmate. The acquisition by the shareholders of WebEngine of a majority of the shares of Callmate has been accounted for as a reverse acquisition. As Callmate became substantially a shell after the removal of the UK operations, no goodwill has been reflected on this acquisition. Although Callmate is the legal acquirer, WebEngine is treated as having acquired Callmate for accounting purposes. Callmate has been accounted for as the successor to WebEngine. Callmate changed its name to BankEngine Technologies Inc. on March 5, 2001.

WebEngine was incorporated in November 2000 in order to hold the shares of Cyberstation.  The shareholders of Cyberstation became the shareholders of WebEngine and therefore WebEngine has been considered to be a successor to Cyberstation. WebEngine has changed its name to Critical Commerce Inc.

The historical financial statements of BankEngine are those of Cyberstation as the company has been accounted for as the successor to Cyberstation.

The estimated income tax costs of the divestiture of the UK operations, in the amount of $50,000, has been treated as a reduction of the assets acquired on the acquisition of the shell company and has been included in income taxes payable.

The acquisition of Callmate, as a reverse acquisition, was reflected as follows;

Cash - escrow

$601,457

Accounts payable

(316,000)

Income taxes payable

(50,000)

Capital stock issued

$235,457

The accounts payable assumed on the acquisition of Callmate includes $146,000 for short falls which may arise on settlement with a credit card company.  Callmate operated a retail and wholesale telecommunications operations and permitted payment by its retail customers through credit card facility.  The credit card company is holding funds on deposit to be applied against refused credit card charges and has agreed that the limit of the Company's liability is the amount of the security held on hand.  As detailed in Note 11, final settlement of the liability for chargebacks and the receipt of the balance of the funds on deposit is expected during 2003.

As discussed in Note 2, on April 5, 2002, the Company through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum Telecommunications Inc. for the issuance of 1,800,000 common shares of BankEngine Technologies, Inc.

 MANAGEMENT INTENTIONS

The Company has sustained recurring operating losses and negative cash flows from operations. The Company also has a working capital deficit of approximately $160,000 and a stockholders' deficiency of approximately $235,000 at August 31, 2002.  Management plans to mitigate these adverse conditions through the following activities:

As discussed in Note 2 the Company has acquired a subsidiary, Platinum Telecommunications, Inc.  After careful consideration and examination of international market trends, the Company has decided to re-enter the telecom arena with the acquisition of Platinum.  Platinum presents an opportunity for the Company due to is low cost of acquisition combined with existing expertise within the Company leading to possible positive synergies.  Internationally, many telecommunications companies have ceased operations and this has allowed for less competition in the market place.  Opportunity thus exists for small, cost-conscious, operators who can utilize the latest IP based technology in order to leap frog some competitors.  Platinum owns an IP based switch for the purposes of buying and selling long distance telephone time.  When combined with substantial IP expertise possessed by the Company, we feel the opportunity exists to succeed in this niche based market place while mitigating any substantial risk.

Because of BankEngine's expertise in the are of online development and transaction processing research/development, the Company believes that the possible synergies make the transaction advantageous for shareholders.  Specifically, the advent of TCP/IP (the backbone language of the Internet) based telephony solutions for Telephony over the last two years will allow the Company to contribute substantially to the technological developments required to further develop Platinum's business.  The Company has excellent resources in the area of programming of IP Telephony which arguably is one of the most important components of IP based Telephony companies.

The Company has developed a new software product, the Critical Commerce Suite. The Critical Commerce Suite is a sophisticated online entertainment database and billing system that manages an entire online entertainment business. From the serving and management of video streaming, management of images for viewing, and sale, the Suite provides cutting edge management tools for sophisticated management oversight. The Critical Commerce Suite can either be offered as a service, whereby the Company manages a series of sites and content for a monthly fee, or is licensed with fees corresponding to the number clients managed and services offered. The Company has finalized development and is currently focusing its efforts on marketing this new product

The Company's unaudited operations subsequent to August 31, 2002 has generated an operating profit.  The Company believes that its current operations and cash balances will be sufficient to satisfy its currently anticipated cash requirements for the next twelve months.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. All intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts to banks, and any other highly liquid investments purchased with a maturity of three months or less from the date of purchase. The carrying amount approximates fair value because of the short maturity of those instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and temporary cash investments.  The Company grants credit based on an evaluation of the customer's financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer's financial condition.  The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures and establishes allowances for anticipated losses.

The Company places its temporary cash investments with quality financial institutions and, by policy, limits the amount of credit exposure with any one financial instrument.

REVENUE RECOGNITION

The Company’s revenues from its telecommunications business is recognized when the earnings process is complete. This occurs when the services have been utilized, collection is probable and pricing is fixed or determinable.

The Company provides computer consulting services in a number of areas including database management, on-line transaction processing and e-mail capabilities. Revenue is recognized as pre-determined milestones are accomplished and consulting services delivered.

DEPRECIATION

Property, plant and equipment are recorded at historical cost less accumulated depreciation.  Depreciation is provided using the following annual rates:

Telecommunication switch

- 25% per year on a straight line basis

Furniture and Fixture

- 20%  declining balance method

Computer Equipment

- 30% - declining balance method

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

LONG-LIVED ASSETS

Long-lived assets are comprised of intangible assets and property, plant and equipment. Intangible assets consist principally of the excess purchase price over net assets of businesses acquired. Intangibles are amortized on a straight-line basis over 2 years. Long-lived assets are reviewed for impairment as events or changes in circumstances occur indicating that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, including the undiscounted future net proceeds from the sale of the asset,  or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists.   As of August 31, 2002 the Company recorded an impairment charge of approximately $24,000.

LOSS PER COMMON SHARE

Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year.  Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common shares and potential common shares outstanding during the year. Potential common shares used in computing diluted earnings per share relate to stock options and warrants which, if exercised, would have a dilutive effect on earnings per share.  The number of potential common shares outstanding were 600,000 and -0- for the years ended August 31, 2002 and 2001, respectively.  During the years ended August 31, 2002 and 2001 potential common shares outstanding were omitted from the calculation of loss per share as the effect would be antidilutive.

FOREIGN CURRENCY

The Company's functional currency is primarily the Canadian dollar.  All assets and liabilities recorded in foreign currencies are translated at the current exchange rate. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

INVESTMENTS

The Company accounts for investments in which the Company holds an interest of at least 20% and the Company has significant influence under the equity method.  For the years ended August 31, 2002 and 2001, the Company has reflected no income or loss from its investments as their effect would not be material.  See Note 4.

COMPUTER SOFTWARE DEVELOPMENT

The Company accounts for the cost of developing computer software for sale as research and development expenses until the technological feasibility of the product has been established. To date all costs have been expensed. In the future,  After the technological feasibility of the product has been established at the end of each year the Company will compare any unamortized capital costs to the net realizable value of the product to determine if a reduction in carrying value will be warranted.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments, including cash, accounts receivable, accounts payable and loans payable, it was assumed that the carrying amounts approximated fair value because of the short maturities of such instruments.

SEGMENT REPORTING

The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments, software development and telecom, for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets."  Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.  The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001.  With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company adopted the new accounting rules on January 1, 2002.  The adoption of SFAS No. 141 and 142 did not have a material impact on the Company's consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of this Statement, but does not expect the adoption to have a material impact on the financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which significantly changed the criteria required for classifying an asset as held-for-sale. The Company adopted SFAS No. 144 at the beginning of fiscal year 2002. The adoption of SFAS No. 144 did not have any impact on the Company's  financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, which, among other things, changed the presentation of gains and losses on the extinguishments of debt. Any gain or loss on extinguishments of debt that does not meet the criteria in APB Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, shall be included in operating earnings and not presented separately as an extraordinary item. The Company is currently evaluating the impact of this Statement.

In July 2002, the FASB issued SFAS No. 146 "Accounting for Exit or Disposal Activities." The provisions of this Statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. The Company is currently evaluating the impact of this Statement.

2.   INVESTMENT IN PLATINUM TELECOMMUNICATIONS INC.

On April 5, 2002, the Company through its subsidiary Cyberstation, acquired 70% of the issued and outstanding stock of Platinum Telecommunications Inc. ("Platinum") for the issuance of 1,800,000 common shares of BankEngine Technologies Inc. The Company acquired Platinum, a long distance telecommunications service provider, in order to re-enter the telecommunications industry. The results of operations of Platinum are included in the operations of the Company from April 5, 2002 through August 31, 2002.

Unaudited pro forma results of operations after giving effect to certain adjustments resulting from this acquisition for the years ended August 31, 2002 and 2001 as if the business combination had occurred at the beginning of each period presented are not material to the financial statements and, accordingly, are not presented herein.

The investment has been accounted for by the purchase method as follows;

Consideration

$18,000

Costs of acquisition

  10,000

Total investment

  28,000

Share of net assets acquired

    2,738

Intangible asset acquired

$25,262

The intangible assets acquired representing contracts and client lists are being amortized over a 24 month period from the date of acquisition.

3.  ACCOUNTS RECEIVABLE

August 31,
2002	2001

Accounts receivable	$ 55,031	$ 7,033
Allowance for doubtful accounts	-	-

55,031	7,033

4.  INVESTMENTS IN NON-CONTROLLED SUBSIDIARY

The Company has a 50% interest in X-Tech International Solutions Limited (X-Tech), a company operating in the UK. BankEngine has no involvement with the management of this company and it is intended that the company be wound up in the near future. BankEngine has no obligation to fund any shortfalls and therefore no amount has been reflected for its investment in X-Tech.

    On November 20, 2002, the Company sold its 50% interest for $10.

5.  PROPERTY, PLANT AND EQUIPMENT

August 31,
2002	2001

Telecommunication Switch	$ 78,323	$ -
Furniture, fixtures and equipment	11,778	10,252
Computer equipment	16,411	8,541

	106,512	18,793
Less accumulated depreciation	42,586	6,570

$ 63,926	$ 12,223

Accumulated depreciation includes an amount of $23,886 which represents estimated impairment of the telecommunication switch which was replaced subsequent to year end.  Depreciation expense for the years ended August 31, 2002 and 2001 was $38,617 and 2,863, respectively.

6.  LOANS FROM STOCKHOLDERS

Loans from stockholders bear interest at the rate of 4% and have no specific terms of repayment.  As of August 31, 2002 and 2001 the amount due the shareholders was $125,122 and $123,187, respectively.  Interest expense for the years ended August 31, 2002 and 2001 was $4,923 and $-0-, respectively.

7.  LOANS PAYABLE

Loans payable were acquired as part of the acquisition of Platinium Telecommunications. The loan bears interest at the rate of 2.5% above the prime rate (7.25% at August 31, 2002), which interest is payable monthly together with a fixed principal amount of $1,232 until the maturity of the loan in November 2005. The loan is secured by a personal guarantee in the amount of  $18,500 provided by the minority shareholder of Platinium Telecommunications.  The balance due at August 31, 2002 was $47,917 of which $14,783 is the current portion.  Interest expense for the year ended August 31, 2002 was $1,161.

Future principal payment obligations as of August 31, 2002 are as follows;

2003	$ 14,783
2004	14,783
2005	14,783
2006	3,568

Total	$ 47,917

The average interest rate for this loan for the period since acquisition was 6.8%.

8.  CAPITAL STOCK

a)  Authorized

50,000,000 common stock with a $.001 par value

b)  Common stock

The Company had issued and outstanding 14,315,893 common stock at the time of the reverse acquisition in January 2001. As detailed in Note 1, the Company issued 12,000,000 common shares to the shareholders of WebEngine. A total of 9,200,000 shares were cancelled in exchange for the removal of the UK operations in January 2001.

As indicated in Note 2, the Company issued on April 5, 2002, 1,800,000 common stock for a 70% interest in Platinium Telecommunications Inc.

Shares outstanding prior to the

reverse acquisition

14,315,893

Issued to shareholders of WebEngine

12,000,000

Cancelled for UK operations

(9,200,000)

Shares outstanding, August 31, 2001

17,115,893

Shares issued in consideration of services

100,000

Acquisition of 70% interest in Platinium Telecommunications Inc.

1,800,000

Shares outstanding, August 31, 2002

19,015,893

During the second quarter of 2002, the Company agreed to issue 100,000 shares in consideration of services to be provided to the Company.  In the third quarter, the Company reacquired the shares as the services were not rendered and the shares are reflected as treasury stock.

9.

STOCK OPTIONS

(a)

On April 5, 2002, the Company issued 600,000 options exercisable at $0.10 per share, the fair market value at the date of grant. The options have a 5 year term and were issued in consideration of consulting services to be rendered by the principal of Platinum Telecommunications Inc. and are exercisable immediately.  The estimated fair value of the options on the date of grant using the Black-Scholes option pricing model is $5,000, based on a risk free interest rate of 4.65%, an expected volatility of 200%, an expected life of 5 years and no dividend yield and has been expensed in the quarter ended May 31, 2002.  The weighted - average fair value of the options issued during the year was $.008.

(b)

In May 17, 2002, the shareholders of the Company approved the adoption of the Company's  2002 Stock Option Plan. The plan provides for the issuance of 2,000,000 options with the following terms and conditions.

The plans are administrated by the Board of   Directors, which determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common stock to be issued upon the exercise of the options and the option exercise price.

The maximum term of the plan is ten years and options may be granted to officers, directors, consultants, employees, and similar parties who provide their skills and expertise to the Company.

Options granted under the plans have a maximum term of ten years and shall be at an exercise price that may not be less than 85% of the fair market value of the common stock on the date of the grant. Options are non-transferable and if a participant ceases affiliation with the company for a reason other than death or permanent and total disability, the participant will have 90 days to exercise the option subject to certain extensions. In the event of death or permanent and total disability, the option holder or their representative may exercise the option within 1 year.

Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plans, subject to applicable securities regulation. The plans may be terminated or amended at any time by the Board of Directors.

10. INCOME TAXES

Years Ending August 31,
2002	2001

The provision for income taxes consists of the following:

Amount calculated at Federal and Provincial statutory rates	$ (120,000)	$ (73,000)

Increase resulting from Valuation allowance	120,000	73,000

Current income taxes	$ -	$ -

The types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:

August 31,
	2002		2001
	Temporary Difference	Tax Effect	Temporary Difference	Tax Effect
Deferred Liabilities – Non-current
Impairment of fixed assets	$ 24,000	$ 10,000	$ -	$ -
Net operating
Loss carry forward	581,000	232,000	306,000	122,000
Valuation allowance	(605,000)	(242,000)	(306,000)	(122,000)

$ -	$ -	$ -	$ -

c)

Income taxes payable

Income taxes payable represent the anticipated income taxes payable on the disposition of the UK operations as discussed in Note 2.

11.  CONTINGENCIES AND COMMITMENTS

a)

The Company is liable for shortfalls which may arise upon the settlement with a credit card company. The credit card company has agreed that the limit of the Company’s liability is the amount of security held on hand. The settlement will be based on the transactions to December 31, 2001 and are expected to be settled during 2003.

Funds on deposit	Chargeback liability assumed	Included in statement of operations

January 5, 2001 – upon acquisition	$ 601,457	$ 146,000	$ -

Refunded during period	(303,006)	-	-
Foreign currency fluctuation	(6,544)

Balance, August 31, 2001	291,907	146,000	-

Refunded during period	(67,841)	-	-
Foreign currency fluctuation	(5,040)	(2,575)	-
Estimate of liability adjusted	-	47,718	47,718

Balance, August 31, 2002	$ 219,026	$ 191,143	$ 47,718

b)

The Company has reached a settlement with a predecessor auditor for the balance of fees outstanding. The reduction in accounts payable in the amount of $121,174 has been reflected as a reduction of general and administrative expenses during the year ended August 31, 2002.

The net settlement (a) and (b) above of $73,456 has been reflected in the cash flow statement as settlement of accounts payable for the year ended August 31, 2002.

c)

The Company has signed a lease commitment for office space in Toronto, Canada which expires February 1, 2003 for premises to house the telecommunication switch.  The company is responsible for monthly rent of $800 and additional amounts representing services provided to service the switch in the amount of approximately $1,500 per month.  The lease is automatically renewed on an annual basis and can be cancelled with 30 days notice.

The Company has signed a lease commitment for office space in Toronto, Canada which expires on April 30, 2004 for its corporate head office.  The Company is responsible for monthly rent of approximately $1,100.

Future minimum lease commitments for operating leases are approximately as follows:

Years Ending
August 31,

2003	$ 20,300
2004	$ 8,800

$ 29,100

____________________________________________________________________________________________________________

12.  SEGMENT INFORMATION

Information about operating segments is as follows:

Years Ended August 31,
2002	2001

Revenues:
Software development	$ 8,467	$ 121,423
Telecom	381,367	-

	$ 389,834	$ 121,423

Loss from Operations:
Software development	$ (199,978)	$ (182,441)
Telecom	(97,190)	-

	$ (297,168)	$ (182,441)

Identifiable Assets:
Software development	$ -	$ 573,147
Telecom	428,352	-

$ 428,352	$ 573,147

13.  MINORITY INTERESTS

On April 5, 2002, the Company through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum.  At the time of acquisition, the Company recorded the 30% minority interest of $1,514, which existed as of that date.  From the date of acquisition through August 31, 2002 Platinum sustained losses. Minority interests are limited to the extent of their equity capital and losses in excess of minority interest are charged against the majority interests.  Subsequently, when the losses reverse, the majority interests should be credited with the amount of minority losses previously absorbed before credit is made to the majority interests.  The Company recorded losses of $1,514 to the minority in the quarter ended May 31, 2002 and the balance of minority interest at August 31, 2002 was $-0-.

14.  TRANSACTIONS WITH MAJOR CUSTOMERS AND SUPPLIERS

The Company had sales to three individual customers in excess of 10% of consolidated net sales for the year ended August 31, 2002 as follows:  The amount and percentages of the Company's consolidated sales were $164,900  (42%), $105,500 (27%), and $ 46,900 (12%).  No customers represented in excess of ten percent of consolidated sales for the year ended August 31, 2001.

Cost of sales includes purchases from two suppliers in excess of 10% of consolidated cost of sales for the year ended August 31, 2002 as follows:  The amounts and percentages of the Company's consolidated cost of sales were $252,400 (63%), and $65,400  (16%).  No supplier represented in excess of ten percent of consolidated cost of sales for the year ended August 31, 2001.

The loss of any of these customers or suppliers could have a material adverse effect on the Company's results of operations, financial position and cash flows.